UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (Amendment No. 1)

                                StockerYale, Inc.
                                -----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    86126T203
                                    ---------
                                 (CUSIP Number)


                                  June 22, 2007
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]     Rule 13d-1(b)
              [X]     Rule 13d-1(c)
              [ ]     Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 86126T203                   13G                     Page 2 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace LLP
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                               5 SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,265,741
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,265,741
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,265,741
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 86126T203                   13G                     Page 3 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           The Eureka Interactive Fund Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
---------------------------- ------ --------------------------------------------
                               5 SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,265,741
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,265,741
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,265,741
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 86126T203                   13G                     Page 4 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Ian Wace
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                               5 SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,265,741
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,265,741
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,265,741
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 86126T203                   13G                     Page 5 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Mark Hawtin
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                               5 SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,265,741
         OWNED BY            ------ --------------------------------------------
           EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
           WITH              ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,265,741
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,265,741
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is filed with respect to the Common Stock of StockerYale, Inc., a Massachusetts corporation, to amend the Schedule 13G filed on October 14, 2005 (the "Schedule 13G"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4                   Amount Beneficially Owned:
                         --------------------------

Item 4 is hereby amended by the deletion of the text thereof in its entirety and its replacement with the following:

The beneficial ownership of Securities by the Reporting Persons, as of the date hereof, is as follows:

A. The Eureka Interactive Fund Limited
   -----------------------------------
(a) Amount beneficially owned: 740,741 warrants to purchase Common Stock expiring on August 12, 2010, 250,000 warrants to purchase Common Stock expiring May 12, 2010, 125,000 warrants to purchase Common Stock expiring on December 13, 2009 and 150,000 warrants to purchase Common Stock expiring on December 15, 2010, for an aggregate beneficial ownership of 1,265,741 shares of Common Stock.
(b) Percent of class: 3.5%. The percentages used herein and elsewhere in this Amendment No. 1 are calculated based upon a total of 36,572,681 shares of Common Stock issued and outstanding which is the sum of: (i) the 35,306,940 shares of Common Stock stated to be issued and outstanding as of May 11, 2007 as reflected in the Company's Quarterly Report on Form 10-QSB filed on May 15, 2007 and (ii) the total 1,265,741 warrants to purchase Common Stock held by the Fund.
(c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 1,265,741
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 1,265,741

B. Marshall Wace LLP
   -----------------
(a) Amount beneficially owned: 1,265,741
(b) Percent of class: 3.5%
(c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 1,265,741
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 1,265,741


                               Page 6 of 8 pages

C. Ian Wace
   --------
(a) Amount beneficially owned: 1,265,741
(b) Percent of class: 3.5%
(c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 1,265,741
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 1,265,741

D. Mark Hawtin
   -----------
(a) Amount beneficially owned: 1,265,741
(b) Percent of class: 3.5%
(c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 1,265,741
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 1,265,741

Item 5                   Ownership of Five Percent or Less of a Class:
                         --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 10                  Certification:
                         -------------

Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 8 pages

                                    SIGNATURE
                                    ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  June 29, 2007


                              THE EUREKA INTERACTIVE FUND LIMITED
                              By:  Marshall Wace LLP, its Investment Manager


                              By: /s/ Mark Hawtin
                                  ----------------------------------------------
                                  Name:   Mark Hawtin
                                  Title:  Partner



                              MARSHALL WACE LLP


                              By: /s/ Mark Hawtin
                                  ----------------------------------------------
                                  Name:   Mark Hawtin
                                  Title:  Partner



                              /s/ Ian Wace
                              --------------------------------------------------
                              Ian Wace



                              /s/ Mark Hawtin
                              --------------------------------------------------
                              Mark Hawtin


                      [SIGNATURE PAGE OF AMENDMENT NO. 1 TO
                 SCHEDULE 13G WITH RESPECT TO STOCKERYALE, INC.]